Exhibit 99.1

Headquarters Office
13737 Noel Road, Ste.100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	David Matthews (469) 893-2640
David.Matthews@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Reports Results for First Quarter Ended March 31, 2009

Highlights:

•	$276 million in total adjusted EBITDA, an increase of 28.4 percent; $273 million in same-hospital adjusted EBITDA, an increase of 25.8 percent

•	Net income attributable to shareholders of $178 million, an increase of $209 million

•

Reduced cash consumption by $151 million, or 52.8 percent: $135 million use of cash in adjusted free cash flow from continuing operations; net cash used in operating activities was $6 million in the first quarter of 2009 compared to $133 million in the first quarter of 2008

•	$652 million in cash and equivalents at Mar. 31, 2009, an increase of $145 million from Dec. 31, 2008

•	1.3 percent decrease in same-hospital paying admissions, approximately 0.1 percent decrease after adjusting for the extra weekday in 2008’s first quarter due to Leap Year

•	1.3 percent decrease in same-hospital total admissions, approximately 0.1 percent decrease adjusted for Leap Year

•	2.3 percent increase in same-hospital paying outpatient visits, approximately 3.4 percent increase adjusted for Leap Year

•	0.7 percent increase in total same-hospital outpatient visits, approximately 1.8 percent increase adjusted for Leap Year

•	2.6 percent increase in same-hospital total surgeries, approximately 3.7 percent adjusted for Leap Year

•	4.7 percent increase in same-hospital outpatient surgeries, approximately 5.8 percent increase adjusted for Leap Year

•	3.2 percent decrease in same-hospital commercial managed care admissions, approximately 2.0 percent decrease adjusted for Leap Year

•	1.5 percent decrease in same-hospital commercial managed care outpatient visits, approximately 0.4 percent decrease adjusted for Leap Year

•	4.5 percent increase in same-hospital commercial managed care revenues

•	$101 million in capital expenditures in continuing operations

•	Bad debt ratio of 6.8 percent of net revenues, an increase of 10 basis points from 6.7 percent in Q1’08

DALLAS – May 5, 2009 – Tenet Healthcare Corporation (NYSE:THC) today reported net income attributable to shareholders of $178 million, or $0.37 per share, for its first quarter of 2009, compared to a net loss attributable to shareholders of $31 million, or $0.06 per share, for its first quarter of 2008. Adjusted EBITDA, a non-GAAP term defined below, was $276 million for the first quarter of 2009, an increase of $61 million, or 28.4 percent, as compared to $215 million for the first quarter of 2008. On a same-hospital basis, adjusted EBITDA was $273 million, an increase of $56 million, or 25.8 percent, as compared to $217 million in the first quarter of 2008.

“Excellent cost control at all levels of our enterprise led to a very strong first quarter with adjusted EBITDA growing by 28 percent compared to the first quarter of 2008,” said Trevor Fetter, president and chief executive officer. “Cash flow was also solid, driven by increased earnings and careful control of working capital and capital expenditures. While there is no question that a weak economy continues to have an adverse impact on patient volumes, our many initiatives to better serve our communities and physicians kept volume declines to a minimum, with total admissions declining by just 1.3 percent from the first quarter of 2008, or virtually flat after adjusting for the loss of the Leap Year day versus 2008. I am also pleased that our multi-year efforts to improve clinical quality and patient safety once again drove a strong year-over-year reduction in our malpractice costs. The weak economy, and specifically growing unemployment, remains a cause for concern for two key drivers of our business: commercial managed care volumes and bad debt expense. In fact, while our trends in total admissions and outpatient visits were stronger in the month of April than in the first quarter, April’s commercial managed care admissions were lower than expected. While we remain cautious regarding the potential for increasing pressure from a softer economy, we are raising our outlook for 2009 adjusted EBITDA by $25 million to a range of $760 million to $825 million.”

Continuing Operations

Net income attributable to shareholders was $178 million in the first quarter of 2009, or $0.37 per share, including the following items with an aggregate, net favorable impact of $141 million after-tax, or $0.29 per share:

1.	Loss from discontinued operations net of tax of $11 million, or $0.02 per share;

2.	Favorable income tax adjustments of $72 million, or $0.14 per share, primarily related to a decrease in the Company’s valuation allowance for deferred tax assets and other tax adjustments;

3.	Litigation and investigation costs of $1 million pre-tax, $1 million after-tax before the deferred tax valuation allowance, or zero cents per share;

4.	Impairment of long lived-assets and goodwill and restructuring charges of $5 million pre-tax, $3 million after-tax before the tax valuation allowance, or $0.01 per share; and

5.	Gain from early extinguishment of debt of $134 million pre-tax, $84 million after-tax before the deferred tax valuation allowance, or $0.18 per share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term defined below, was $276 million, or a margin of 12.1 percent of net operating revenues, in the first quarter of 2009. This represents an increase of $61 million, or 28.4 percent, from adjusted EBITDA of $215 million in the first quarter of 2008, and margin increase of 220 basis points as compared to an adjusted EBITDA margin of 9.9 percent in the first quarter of 2008.

Same-hospital adjusted EBITDA was $273 million in the first quarter of 2009, an increase of $56 million, or 25.8 percent, from the $217 million in the first quarter of 2008. Same-hospital adjusted EBITDA margin increased by 210 basis points to 12.1 percent in the first quarter of 2009 as compared to the same-hospital adjusted EBITDA margin of 10.0 percent in the first quarter of 2008. Same-hospital financial data excludes the results from one of our hospitals as discussed below.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) attributable to shareholders before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) net income attributable to noncontrolling interests (3) income (loss) from discontinued operations, net of tax; (4) income tax (expense) benefit; (5) net gains (losses) on sales of investments; (6) investment earnings; (7) gain from early extinguishment of debt; (8) interest expense; (9) litigation and investigation (costs) benefit, net of insurance recoveries; (10) hurricane insurance recoveries, net of costs; (11) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (12) amortization; and (13) depreciation. A reconciliation of adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation shareholders is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital continuing operations data excludes Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. Same-hospital continuing operations data is the primary form of tabular data presentation in the narrative sections of this document. There are currently 49 hospitals in same-hospital continuing operations.

Total-hospital data, including the contribution of Sierra Providence East Medical Center, is provided in the tabular presentation of data at the end of this document. As a result of this approach, certain amounts in the narrative section of this document will not tie to amounts in the condensed consolidated statement of operations.

Admissions, Patient Days and Surgeries

Admissions, Patient Days and Surgeries		Same-Hospital Continuing Operations
		Q1’09	Q1’08	Change (%)
Commercial Managed Care Admissions		34,468	35,616	(3.2)
Governmental Managed Care Admissions		30,727	27,981	9.8
Medicare Admissions		42,449	44,634	(4.9)
Medicaid Admissions		16,027	16,829	(4.8)
Uninsured Admissions		5,518	5,894	(6.4)
Charity Care Admissions		2,601	2,379	9.3
Other Admissions		3,533	3,774	(6.4)
Total Admissions		135,323	137,107	(1.3)
Paying Admissions (excludes Charity + Uninsured)		127,204	128,834	(1.3)
Charity Admissions + Uninsured Admissions		8,119	8,273	(1.9)
Admissions through Emergency Department		78,074	78,380	(0.4)
Commercial Managed Care Admits / Total Admits	(%)	25.5	26.0	(0.5	) (a)
Emergency Department Admissions / Total Admits	(%)	57.7	57.2	0.5	(a)
Uninsured Admissions / Total Admissions	(%)	4.1	4.3	(0.2	) (a)
Charity Admissions / Total Admissions	(%)	1.9	1.7	0.2	(a)
Surgeries – Inpatient		38,468	38,508	(0.1)
Surgeries – Outpatient		51,835	49,507	4.7
Surgeries – Total		90,303	88,015	2.6
Patient Days – Total		674,099	697,274	(3.3)
Adjusted Patient Days (b)		980,360	983,127	(0.3)
Patient Days – Commercial Managed Care		142,044	147,283	(3.6)
Average Length of Stay	(days)	5.0	5.1	(0.1	) (a)
Adjusted Patient Admissions (b)		197,928	194,592	1.7

(a)    This change is the difference between the Q1’09 and Q1’08 amounts shown

(b)    “Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Our Central Region achieved positive admissions growth in the quarter, but admissions declines were recorded in Tenet’s other regions.

Commercial managed care admissions declined by 3.2 percent compared to the first quarter of 2008. The decline is 2.0 percent after adjustment for the Leap Year effect. The 2.0 percent adjusted decline represents an improvement in the trend of commercial admissions in recent quarters.

Surgery growth remained strong supported by growth in outpatient surgeries of 4.7 percent. Inpatient surgeries were essentially flat relative to the first quarter of 2008.

Outpatient Visits

Outpatient Visits		Same-Hospital Continuing Operations
		Q1’09	Q1’08	Change (%)
Total OP Visits		972,047	965,200	0.7
Paying OP Visits (excludes Uninsured + Charity)		873,084	853,417	2.3
Uninsured OP Visits		91,358	106,063	(13.9)
Uninsured OP Visits / Total OP Visits	(%)	9.4	11.0	(1.6	) (a)
Charity Care OP Visits		7,605	5,720	33.0
Charity Care OP Visits / Total OP Visits	(%)	0.8	0.6	0.2	(a)
Charity OP Visits + Uninsured OP Visits		98,963	111,783	(11.5)
OP Surgery Visits		51,835	49,507	4.7
Commercial Managed Care OP Visits		347,770	352,887	(1.5)
Commercial OP Visits / Total Visits	(%)	35.8	36.6	(0.8	) (a)
(a) This change is the difference between the Q1’09 and Q1’08 amounts shown.

Total same-hospital outpatient visits increased by 0.7 percent and paying outpatient visits (excluding uninsured and charity outpatient visits) increased by 2.3 percent in the first quarter of 2009 as compared to the first quarter of 2008. After adjustment for the Leap Year effect, total same-hospital outpatient visits increased by 1.8 percent compared to the first quarter of 2008 and paying outpatient visits increased by 3.4 percent. Tenet has now reported year-over-year growth in outpatient visits in three of the last four quarters. Outpatient surgery visits showed robust growth with an increase of 4.7 percent compared to the first quarter of 2008.

The impact of new outpatient centers on visits was approximately offset by the loss of outpatient visits from outpatient centers that were either closed or divested since the first quarter of 2008.

Commercial managed care outpatient visits declined by 5,117 visits, or 1.5 percent, compared to the first quarter of 2008. In addition to the Leap Year effect with an estimated adverse impact on commercial managed care outpatient visits of approximately 3,800 visits, commercial managed care emergency department visits declined by 4,703 visits, or 5 percent. This decline in commercial managed care outpatient visits to the emergency department is believed to be related to the weak economic environment as well as the migration of certain emergency department visits to alternative sites for care. Total emergency department visits across all payer classes increased by 1,628 visits, or 0.5 percent. The total of charity and uninsured outpatient visits declined by 12,820 visits, or 11.5 percent.

Our Central and Florida Regions as well as our Philadelphia Market all reported growth in outpatient visits in excess of three percent, while declines were reported in our California and Southern States Regions.

Revenues

Revenues ($ in millions)	Same-Hospital Continuing Operations
	Q1’09	Q1’08	Change (%)
Net Operating Revenues	2,257	2,178	3.6
Net Patient Revenue from Commercial Managed Care	882	844	4.5
Revenues from the Uninsured	142	158	(10.1)

Prior-year cost report adjustments contributed $11 million to net operating revenues in the first quarter of 2009. Prior-year cost report adjustments made no material contribution to net operating revenues in the first quarter of 2008.

Pricing

Pricing ($)	Same-Hospital Continuing Operations
	Q1’09	Q1’08	Change (%)
Net Inpatient Revenue per Admission	11,173	10,780	3.6
Net Inpatient Revenue per Patient Day	2,243	2,120	5.8
Net Outpatient Revenue per Visit	684	650	5.2
Net Patient Revenue per Adjusted Patient Admission	10,999	10,818	1.7
Net Patient Revenue per Adjusted Patient Day	2,221	2,141	3.7
Managed Care: Net Inpatient Revenue per Admission	11,930	11,548	3.3
Managed Care: Net Outpatient Revenue per Visit	807	770	4.8

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. The growth in net inpatient revenue per admission of 3.6 percent was constrained by the decline in commercial managed care admissions of 3.2 percent compared to the first quarter of 2008.

Controllable Operating Expenses

Controllable Operating Expenses		Same-Hospital Continuing Operations
		Q1’09	Q1’08	Change (%)
Salaries, Wages & Benefits	($mm)	967	953	1.5
Supplies	($mm)	392	379	3.4
Other Operating Expenses	($mm)	472	482	(2.1)
Total Controllable Operating Expenses	($mm)	1,831	1,814	0.9
Rent / Lease Expense (a)	($mm)	36	35	2.9
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day	($)	986	969	1.8
Supplies per Adjusted Patient Day	($)	400	386	3.6
Other Operating Expenses per Adjusted Patient Day	($)	481	490	(1.8)
Total Controllable Operating Expenses per Adjusted Patient Day	($)	1,867	1,845	1.2

(a)	Included in Other Operating Expenses

We define controllable operating expenses as salaries, wages & benefits, supplies, and other operating expenses. Total controllable operating expenses per adjusted patient day increased by 1.2 percent compared to the first quarter of 2008.

Salaries, wages and benefits per adjusted patient day increased by 1.8 percent compared to the first quarter of 2008. This increase is primarily due to merit increases for our employees and increased health benefits costs, partially offset by a decline in full-time employee headcount, reduced contract labor expense, lower stock compensation expense, a lower 401(k) match expense effective January 1, 2009, and lower overtime costs. Contract labor expense, which is included in salaries, wages and benefits, was $29 million in the first quarter of 2009, a decrease of $14 million, or 33 percent, compared to the first quarter of 2008.

Supplies expense per adjusted patient day increased by 3.6 percent compared to the first quarter of 2008. The increase in supplies expense is primarily due to the increased number of surgeries, and increased utilization of high cost implants and high cost drugs. A portion of the increase in supplies expense is offset by revenue growth related to payments we receive from certain payers.

Other operating expenses per adjusted patient day decreased by 1.8 percent compared to the first quarter of 2008. Contributing to this decrease was a $19 million, or 48 percent, decline in total hospital malpractice expense to $21 million, compared to $40 million in the first quarter of 2008. This decrease is primarily attributable to improved claims experience. A decline in consulting costs also had a favorable impact on other operating expenses. The favorable impact of these items was partially offset by increases in other items, including higher physician fees related to increased Emergency Department on-call payments and increases in the costs of contracted services.

Provision for Doubtful Accounts

Bad Debt		Same-Hospital Continuing Operations
		Q1’09	Q1’08	Change (%)
Provision for Doubtful Accounts (“Bad Debt”)	($mm)	153	147	4.1
Bad Debt / Net Operating Revenues	(%)	6.8	6.7	0.1	(a)
Collection Rate from Self-Pay	(%)	31.4	35.0	(3.6	)(a)
Collection Rate from Managed Care Payers	(%)	97.9	98.3	(0.4	)(a)

(a)	This change is the difference between the Q1’09 and Q1’08 amounts shown.

Bad debt expense increased by $6 million, or 4.1 percent, compared to the first quarter of 2008. The increase in bad debt expense was related to decreased collection rates from uninsured accounts, higher pricing, and higher patient insurance deductibles, partially offset by the decline in uninsured revenues. Our self-pay collection rate declined to approximately 31.4 percent in the first quarter of 2009 compared to 35.0 percent in the first quarter of 2008, and 32.5 percent in the fourth quarter of 2008. Bad debt expense in the first quarter of 2008 benefited from a $7 million favorable settlement of a dispute with a managed care payer.

Accounts Receivable

Consolidated accounts receivable were $1.385 billion at March 31, 2009 and $1.337 billion at December 31, 2008. Accounts receivable days outstanding from continuing operations were 50 days at March 31, 2009 and December 31, 2008 compared to 52 days at March 31, 2008. This amount is calculated as accounts receivable from continuing operations divided by net revenue from continuing operations divided by the number of days in the quarter.

Cash Flow

Cash and cash equivalents were $652 million at March 31, 2009, an increase of $145 million from $507 million at December 31, 2008. Adjusted Free Cash Flow, a non-GAAP term defined below, was negative $135 million in the first quarter of 2009 compared to negative $286 million in the first quarter of 2008. Net cash used in operating activities was $6 million in the first quarter of 2009 compared to $133 million in the first quarter of 2008.

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less (1) capital expenditures in continuing operations, (2) new and replacement hospital construction expenditures, (3) income tax refunds (payments), (4) net cash provided by (used in) operating activities from discontinued operations, and (5) payments against reserves for restructuring charges, litigation costs and settlements. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is provided in Table #2 below.

Significant cash flow items in the first quarter of 2009 included:

(1)	$123 million in aggregate annual 401(k) matching contributions and annual incentive compensation payments, which were accrued as compensation expense in 2008;

(2)	Capital expenditures of $102 million, consisting of $101 million in continuing operations and $1 million in discontinued operations;

(3)	Interest payments of $149 million;

(4)	A $57 million increase in the cash and cash equivalents balance related to our Medicare HMO insurance subsidiary operating in Louisiana primarily due to the timing of monthly payments from CMS;

(5)	Proceeds of $251 million from sales of facilities and other assets related to discontinued operations, primarily from the sale of USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital;

(6)	$23 million in principal payments (excluding interest of $2 million) classified as operating cash outflows from continuing operations related to our 2006 civil settlement with the federal government;

(7)	Cash distributions of $8 million we received related to our investment in the Reserve Yield Plus Fund, which are classified as investing activity cash flows; and

(8)	$10 million of cash received with respect to a residency program funding grant agreement between our Doctors Medical Center in Modesto, California and the local county.

Outlook for 2009

The Company’s outlook for 2009 is materially dependent on a number of items that are difficult to project given the uncertain macro-economic environment. Among the most important of these items are aggregate patient volumes, payer and patient mix, and bad debt expense.

Based on stronger than anticipated results for the first quarter of 2009, we are raising our 2009 outlook range for adjusted EBITDA by $25 million from the prior range of $735 million to $800 million, to $760 million to $825 million. Our outlook for net income attributable to shareholders for 2009 is in a range of a loss of $50 million to positive net income of $80 million.

A reconciliation of outlook adjusted EBITDA to outlook net income (loss) attributable to shareholders for year ending December 31, 2009 is provided in Table #3.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss first quarter 2009 results on a webcast scheduled to begin at 10:00 AM (ET) on May 5, 2009. This webcast may be accessed through Tenet’s website at www.tenethealth.com. A set of slides accompanying the call will be posted to the Company’s website at approximately 7:30 AM (ET).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities we serve. For more information, please visit www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2008, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2009	%	2008	%	Change
Net operating revenues	$2,279	100.0%	$2,178	100.0%	4.6%
Operating expenses:
Salaries, wages and benefits	(975)	(42.8)%	(954)	(43.8)%	2.2%
Supplies	(395)	(17.3)%	(379)	(17.4)%	4.2%
Provision for doubtful accounts	(156)	(6.8)%	(147)	(6.7)%	6.1%
Other operating expenses, net	(477)	(21.0)%	(483)	(22.3)%	(1.2)%
Depreciation	(86)	(3.8)%	(82)	(3.8)%	4.9%
Amortization	(11)	(0.5)%	(8)	(0.3)%	37.5%
Impairment of long-lived assets and goodwill, and restructuring charges	(5)	(0.2)%	(1)	—
Litigation and investigation costs	(1)	—	(47)	(2.2)%

Operating income	173	7.6%	77	3.5%
Interest expense	(110)		(104)
Gain from early extinguishment of debt	134		—
Investment earnings	2		5

Income (loss) from continuing operations, before income taxes	199		(22)
Income tax expense	(5)		(1)

Income (loss) from continuing operations, before discontinued operations	194		(23)
Discontinued operations:
Income from operations	2		5
Impairment of long-lived assets and goodwill, and restructuring charges	(9)		(10)
Net losses on sales of facilities	(2)		—
Income tax expense	(2)		(2)

Loss from discontinued operations	(11)		(7)

Net income (loss)	183		(30)

Less: Net income attributable to noncontrolling interests	5		1

Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$178		$(31)

Earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders
Basic
Continuing operations	$0.40		$(0.05)
Discontinued operations	(0.02)		(0.01)

	$0.38		$(0.06)

Diluted
Continuing operations	$0.39		$(0.05)
Discontinued operations	(0.02)		(0.01)

	$0.37		$(0.06)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	478,372		475,066
Diluted	479,512		475,066

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in Millions)	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$652	$507
Investments in Reserve Yield Plus Fund	6	14
Investments in marketable debt securities	1	2
Accounts receivable, less allowance for doubtful accounts	1,385	1,337
Inventories of supplies, at cost	158	161
Income tax receivable	5	6
Deferred income taxes	82	82
Assets held for sale	35	310
Other current assets	307	290

Total current assets	2,631	2,709
Investments and other assets	255	242
Property and equipment, at cost, less accumulated depreciation and amortization	4,236	4,291
Goodwill	609	609
Other intangible assets, at cost, less accumulated amortization	361	323

Total assets	$8,092	$8,174

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$2
Accounts payable	650	686
Accrued compensation and benefits	328	414
Professional and general liability reserves	116	127
Accrued interest payable	77	125
Accrued legal settlement costs	168	168
Other current liabilities	494	427

Total current liabilities	1,835	1,949
Long-term debt, net of current portion	4,639	4,778
Professional and general liability reserves	527	536
Accrued legal settlement costs	49	72
Other long-term liabilities	598	591
Deferred income taxes	106	101

Total liabilities	7,754	8,027
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,450	4,445
Accumulated other comprehensive loss	(34)	(37)
Accumulated deficit	(2,674)	(2,852)
Less common stock in treasury, at cost	(1,477)	(1,479)

Total shareholders’ equity	291	103
Noncontrolling interests	47	44

Total equity	338	147

Total liabilities and equity	$8,092	$8,174

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in Millions)	Three Months Ended March 31,
	2009	2008
Net income (loss)	$183	$(30)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	97	90
Provision for doubtful accounts	156	147
Deferred income tax expense	3	21
Stock-based compensation expense	7	10
Impairment of long-lived assets and goodwill, and restructuring charges	5	1
Litigation and investigation costs	1	47
Gain from early extinguishment of debt	(134)	—
Pretax loss from discontinued operations	9	5
Other items, net	9	1
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(229)	(222)
Inventories and other current assets	(16)	3
Income taxes	4	(17)
Accounts payable, accrued expenses and other current liabilities	(117)	(155)
Other long-term liabilities	(12)	—
Payments against reserves for restructuring charges and litigation costs	(28)	(27)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	56	(7)

Net cash used in operating activities	(6)	(133)
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(85)	(157)
Discontinued operations	(1)	(2)
Construction of new and replacement hospitals	(16)	(29)
Proceeds from sales of facilities and other assets – discontinued operations	251	23
Proceeds from sales of marketable securities, long-term investments and other assets	18	9
Purchases of marketable securities	—	(7)
Distributions received from investments in Reserve Yield Plus Fund	8	—
Other items, net	(1)	2

Net cash provided by (used in) investing activities	174	(161)
Cash flows from financing activities:
Repayments of borrowings	(1)	(1)
Deferred debt issuance costs	(22)	—
Dividends paid to the noncontrolling interests	(2)	—
Other items, net	2	1

Net cash used in financing activities	(23)	—

Net increase (decrease) in cash and cash equivalents	145	(294)
Cash and cash equivalents at beginning of period	507	572

Cash and cash equivalents at end of period	$652	$278

Supplemental disclosures:
Interest paid, net of capitalized interest	$(149)	$(125)
Income tax refunds, net	$—	$1

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Net inpatient revenues	$1,512	$1,478	2.3%
Net outpatient revenues	$665	$627	6.1%

Number of general hospitals (at end of period)	49	49	—	*
Licensed beds (at end of period)	13,470	13,438	0.2%
Average licensed beds	13,464	13,457	0.1%
Utilization of licensed beds	55.6%	56.9%	(1.3%)	*
Patient days	674,099	697,274	(3.3%)
Adjusted patient days	980,360	983,127	(0.3)%
Net inpatient revenue per patient day	$2,243	$2,120	5.8%
Admissions	135,323	137,107	(1.3%)
Adjusted patient admissions	197,928	194,592	1.7%
Net inpatient revenue per admission	$11,173	$10,780	3.6%
Average length of stay (days)	5.0	5.1	(0.1)	*
Surgeries	90,303	88,015	2.6%
Net outpatient revenue per visit	$684	$650	5.2%
Outpatient visits	972,047	965,200	0.7%

Sources of net patient revenue
Medicare	26.9%	26.2%	0.7%	*
Medicaid	8.0%	8.5%	(0.5%)	*
Managed care governmental	14.9%	13.4%	1.5%	*
Managed care commercial	40.5%	40.1%	0.4%	*
Indemnity, self-pay and other	9.7%	11.8%	(2.1%)	*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Net inpatient revenues	$1,524	$1,478	3.1%
Net outpatient revenues	$674	$627	7.5%

Number of general hospitals (at end of period)	50	49	1	*
Licensed beds (at end of period)	13,580	13,438	1.1%
Average licensed beds	13,574	13,457	0.9%
Utilization of licensed beds	55.6%	56.9%	(1.3%)	*
Patient days	679,657	697,274	(2.5%)
Adjusted patient days	988,935	983,127	0.6%
Net inpatient revenue per patient day	$2,242	$2,120	5.8%
Admissions	136,766	137,107	(0.2%)
Adjusted patient admissions	200,154	194,592	2.9%
Net inpatient revenue per admission	$11,143	$10,780	3.4%
Average length of stay (days)	5.0	5.1	(0.1)	*
Surgeries	90,867	88,015	3.2%
Net outpatient revenue per visit	$685	$650	5.4%
Outpatient visits	983,865	965,200	1.9%

Sources of net patient revenue
Medicare	26.8%	26.2%	0.6%	*
Medicaid	8.0%	8.5%	(0.5%)	*
Managed care governmental	14.9%	13.4%	1.5%	*
Managed care commercial	40.5%	40.1%	0.4%	*
Indemnity, self-pay and other	9.8%	11.8%	(2.0%)	*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net operating revenues	$2,178	$2,132	$2,158	$2,195	$8,663
Operating expenses:
Salaries, wages and benefits	(954)	(943)	(952)	(967)	(3,816)
Supplies	(379)	(381)	(380)	(388)	(1,528)
Provision for doubtful accounts	(147)	(153)	(166)	(166)	(632)
Other operating expenses, net	(483)	(493)	(504)	(475)	(1,955)
Depreciation	(82)	(84)	(84)	(85)	(335)
Amortization	(8)	(9)	(10)	(11)	(38)
Impairment of long-lived assets and goodwill, and restructuring charges	(1)	(2)	(1)	(14)	(18)
Litigation and investigation (costs) benefit	(47)	(3)	5	4	(41)

Operating income	77	64	66	93	300
Interest expense	(104)	(102)	(106)	(106)	(418)
Investment earnings	5	4	12	1	22
Net gains (losses) on sales of investments	—	—	140	(1)	139

Income (loss) from continuing operations, before income taxes	(22)	(34)	112	(13)	43
Income tax (expense) benefit	(1)	16	4	6	25

Income (loss) from continuing operations, before discontinued operations	(23)	(18)	116	(7)	68
Discontinued operations:
Income (loss) from operations	5	5	(29)	25	6
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(7)	(21)	(55)	(93)
Net gains (losses) on sales of facilities	—	8	(3)	1	6
Litigation settlements, net of insurance recoveries	—	—	39	—	39
Income tax (expense) benefit	(2)	(3)	4	6	5

Income (loss) from discontinued operations, net of tax	(7)	3	(10)	(23)	(37)

Net income (loss)	(30)	(15)	106	(30)	31
Less: Net income attributable to noncontrolling interests	1	—	2	3	6

Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$(31)	$(15)	$104	$(33)	$25

Diluted earnings (loss) per common share and common equivalent share attributable to Tenet Healthcare Corporation shareholders:
Continuing operations	$(0.05)	$(0.04)	$0.24	$(0.02)	$0.13
Discontinued operations	(0.01)	0.01	(0.02)	(0.05)	(0.08)

	$(0.06)	$(0.03)	$0.22	$(0.07)	$0.05

Weighted average shares and dilutive securities outstanding (in thousands):	475,066	476,308	480,789	477,126	478,606

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net inpatient revenues	$1,478	$1,404	$1,409	$1,443	$5,734
Net outpatient revenues	$627	$652	$656	$647	$2,582

Number of general hospitals (at end of period)	49	49	49	49	49
Licensed beds (at end of period)	13,438	13,435	13,421	13,452	13,452
Average licensed beds	13,457	13,437	13,426	13,437	13,439
Utilization of licensed beds	56.9%	53.0%	51.2%	51.6%	53.2%
Patient days	697,274	647,991	632,515	637,994	2,615,774
Adjusted patient days	983,127	938,401	926,055	928,794	3,776,377
Net inpatient revenue per patient day	$2,120	$2,167	$2,228	$2,262	$2,192
Admissions	137,107	130,740	129,865	130,663	528,375
Adjusted patient admissions	194,592	190,734	191,492	191,394	768,212
Net inpatient revenue per admission	$10,780	$10,739	$10,850	$11,044	$10,852
Average length of stay (days)	5.1	5.0	4.9	4.9	5.0
Surgeries	88,015	91,661	91,037	91,048	361,761
Net outpatient revenue per visit	$650	$683	$689	$691	$678
Outpatient visits	965,200	954,904	951,651	936,961	3,808,716

Sources of net patient revenue
Medicare	26.2%	25.0%	25.1%	25.5%	25.4%
Medicaid	8.5%	8.4%	8.6%	8.3%	8.5%
Managed care governmental	13.4%	13.2%	13.3%	14.0%	13.5%
Managed care commercial	40.1%	41.8%	41.4%	41.8%	41.3%
Indemnity, self-pay and other	11.8%	11.6%	11.6%	10.4%	11.3%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/08
	3/31/08	6/30/08	9/30/08	12/31/08
Net inpatient revenues	$1,478	$1,405	$1,414	$1,452	$5,749
Net outpatient revenues	$627	$654	$664	$654	$2,599

Number of general hospitals (at end of period)	49	50	50	50	50
Licensed beds (at end of period)	13,438	13,545	13,531	13,562	13,562
Average licensed beds	13,457	13,510	13,536	13,547	13,512
Utilization of licensed beds	56.9%	52.8%	51.0%	51.5%	53.0%
Patient days	697,274	648,604	634,755	641,594	2,622,227
Adjusted patient days	983,127	939,726	930,381	934,829	3,788,063
Net inpatient revenue per patient day	$2,120	$2,166	$2,228	$2,263	$2,192
Admissions	137,107	130,958	130,545	131,693	530,303
Adjusted patient admissions	194,592	191,205	192,799	193,108	771,704
Net inpatient revenue per admission	$10,780	$10,729	$10,832	$11,026	$10,841
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	88,015	91,771	91,407	91,470	362,663
Net outpatient revenue per visit	$650	$683	$692	$691	$679
Outpatient visits	965,200	957,335	959,222	946,322	3,828,079

Sources of net patient revenue
Medicare	26.2%	24.9%	25.0%	25.5%	25.4%
Medicaid	8.5%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.4%	13.2%	13.3%	14.1%	13.5%
Managed care commercial	40.1%	41.8%	41.5%	41.8%	41.3%
Indemnity, self-pay and other	11.8%	11.7%	11.6%	10.4%	11.4%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation shareholders before (1) cumulative effect of change in accounting principle, net of tax, (2) net income attributable to noncontrolling interests (3) income (loss) from discontinued operations, net of tax, (4) income tax (expense) benefit, (5) net gains (losses) on sales of investments, (6) investment earnings, (7) gain from early extinguishment of debt, (8) interest expense, (9) litigation and investigation (costs) benefit, net of insurance recoveries, (10) hurricane insurance recoveries, net of costs, (11) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries (12) amortization, and (13) depreciation. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three-months ended March 31, 2009 and 2008.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less capital expenditures in continuing operations, new hospital construction expenditures, income tax refunds (payments), cash flows from discontinued operations, and payments against reserves for restructuring charges and litigation costs and settlements. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three months ended March 31, 2009 and 2008.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1—Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to

Tenet Healthcare Corporation Shareholders

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2009	2008
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$178	$(31)
Less: Net income attributable to noncontrolling interests	(5)	(1)
Loss from discontinued operations, net of tax	(11)	(7)

Income (loss) from continuing operations	194	(23)
Income tax expense	(5)	(1)
Investment earnings	2	5
Gain from early extinguishment of debt	134	—
Interest expense	(110)	(104)

Operating income	173	77
Litigation and investigation costs	(1)	(47)
Impairment of long-lived assets and goodwill and restructuring charges	(5)	(1)
Amortization	(11)	(8)
Depreciation	(86)	(82)

Adjusted EBITDA	$276	$215
Less: Adjusted EBITDA of hospital without full calendar year of operating results	3	(2)

Same-hospital adjusted EBITDA	$273	$217

Net operating revenues	$2,279	$2,178
Less: Revenues of hospital without full calendar year of operating results	22	—

Same-hospital net operating revenues	$2,257	$2,178

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	12.1%	9.9%
Adjusted same-hospital EBITDA as % of same-hospital net operating revenues (Adjusted same-hospital EBITDA margin)	12.1%	10.0%

Additional Supplemental Non-GAAP Disclosures

Table #2—Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2009	2008
Net cash used in operating activities	$(6)	$(133)
Less:
Income tax refunds, net	—	1
Payments against reserves for restructuring charges and litigation costs and settlements	(28)	(27)
Net cash provided by (used in) operating activities from discontinued operations	56	(7)

Adjusted net cash used in operating activities – continuing operations	(34)	(100)
Purchases of property and equipment – continuing operations	(85)	(157)
Construction of new and replacement hospitals	(16)	(29)

Adjusted free cash flow – continuing operations	$(135)	$(286)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3—Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Shareholders for

Year Ending December 31, 2009

(Unaudited)

(Dollars in Millions)	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$(50)	$80
Less:
Net income attributable to noncontrolling interests	(5)	(10)
Income (loss) from discontinued operations, net of tax	(10)	10

Income (loss) from continuing operations	(35)	80
Income tax expense	(15)	(25)

Income (loss) from continuing operations, before income taxes	(20)	105
Gains (losses) on sales of investments	(20)	20
Interest expense, net	(460)	(445)
Gain from early extinguishment of debt	134	134

Operating income	326	396
Litigation and investigation costs	(24)	(4)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(5)
Depreciation and amortization	(400)	(420)

Adjusted EBITDA	$760	$825

Net operating revenues	$9,000	$9,200
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	8.4%	9.0%

Table #4—Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$55	$180
Less:
Income tax refunds, net	15	25
Payments against reserves for restructuring charges and litigation costs	(190)	(170)
Net cash provided by (used in) operating activities from discontinued operations	(10)	10

Adjusted net cash provided by operating activities – continuing operations	240	315
Purchases of property and equipment – continuing operations	(320)	(360)
Construction of new and replacement hospitals	(80)	(90)

Adjusted Free Cash Flow – continuing operations	$(160)	$(135)